August 8, 2007

Mr. Hamish Sandu
c/o Ajilon Financial
10940 Wilshire Blvd. Suite 850
Los Angeles, CA 90024

Re: Employment Offer

Dear Hamish:

We are pleased to extend to you an offer for the position of Chief Financial Officer of Innovo Group Inc. (the “Company”). Your direct report will be the President and Chief Executive Officer of the Company. We look forward to having you utilize your knowledge, skills and experience to improve not only the financial reporting and accounting functions of the Company, but also to contribute to the Company’s overall growth and continuing success.

You will be eligible to receive the following in connection with the commencement of your employment, which we expect to be August 27, 2007:

•	Salary: This position is an exempt position and your annual gross base salary will be $205,000 paid in biweekly installments by your choice of check or direct deposit.

•	Stock Compensation: We will agree to offer you an option to purchase up to 100,000 shares of the Company’s common stock. This option will vest in equal monthly installments over a 24 month period and will be subject to the commencement of your employment. The option exercise price will be equal to the closing price of our common stock on your first day of employment, August 27, 2007.

Mr. Hamish Sandhu

August 8, 2007

•	Benefits: Standard benefits for salaried-exempt employees, including the following:

•	Participation in the Company’s 401(K) retirement account

•	The Company will pay during your term of employment the premium in full for your health, dental, life and disability insurance and will reimburse you for your cost of COBRA from your prior employer during the 90 day ineligibility period.

•	2 weeks paid vacation, 5 sick days and 2 personal days per calendar year.

•	Change in Control Provision: If a Change in Control (as hereinafter defined) occurs during the four years following the commencement date of your employment and your employment is subsequently terminated, then you shall be entitled to a severance payment equal to six (6) months of your annual base salary then in effect at the time of termination. For purposes of this section, a “Change in Control” shall be deemed to have occurred upon the closing of a transaction which: (i) the Company sells or otherwise disposes of all or substantially all of its assets; or (ii) there is a merger or consolidation of Company with any other corporation or corporations, provided that the shareholders of Company, as a group, do not hold, immediately after such event, at least fifty percent (50%) of the voting power of the surviving or successor corporation.

Furthermore, because this position will be a “Named Executive Officer” of the Company, this job offer is subject to the satisfactory completion of a background check by the Company and review of a completed Director and Officer Questionnaire. To accept this job offer, please sign and date where indicated below.

I look forward to having you join the Innovo Group team.

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Mr. Hamish Sandhu

August 8, 2007

Sincerely,

/s/ Marc Crossman
Marc Crossman
President & CEO
By signing and dating this letter below, I, Hamish Sandhu, accept the job offer of Chief
Financial Officer of Innovo Group Inc. and consent to a background check by the Company.

Signature: /s/ Hamish Sandhu